Exhibit 4.2

AMENDMENT NO. 1
TO THE
MOKEKULE GROUP, INC.
COMMON STOCK PURCHASE WARRANT

May 5, 2023

This Amendment No. 1 to the common stock purchase warrant (this “Amendment”) issued by Molekule Group, Inc., a Delaware corporation (the “Company,” formerly known as AeroClean Technologies, Inc.), dated as of June 29, 2022, to purchase 1,500,000 shares of the Company’s common stock, par value $0.01 (“Common Stock”), at an exercise price of $11.00 per share (the “Warrant”), is made and entered into by and between the Company and Armistice Capital Master Fund Ltd. (the “Investor”).

WHEREAS, the Investor is, and as of the effective date of this Amendment will be, the holder of the Warrant;

WHEREAS, the Company and the Investor entered into a securities purchase agreement, dated as of May 3, 2023 (the “2023 Purchase Agreement”), pursuant to which the Affiliate has agreed to purchase and the Company has agreed to issue and sell to the Investor shares of Common Stock and warrants to purchase Common Stock; and

WHEREAS, in connection with the entry into the 2023 Purchase Agreement, the Company agreed to amend the terms of the Warrant to reduce the exercise price from $11.00 per share to $2.00 per share (the “Exercise Price Adjustment”).

NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.	Amendment to the Warrant. Clause “(b)” of Section 2 of the Warrant is hereby deleted in its entirety and replaced with the following:

Exercise Price. The exercise price per share of Common Stock under this Warrant shall be $2.00, subject to adjustment hereunder (the “Exercise Price”).

2.	Effective Date. This Amendment, and the Exercise Price Adjustment, are effective as of the Closing Date (as defined in the 2023 Purchase Agreement).

3.	Miscellaneous.

a.	Governing Law. This Amendment shall be governed by, and construed in accordance with the laws of the State of New York applicable to contracts executed in and to be performed in that state, without reference to conflict of laws principles thereof.

b.	Counterparts. This Amendment may be executed and delivered (including by facsimile or other electronic transmission) in any number of counterparts, and by the different parties hereto in separate counterparts, each of which when executed (including by the affixing of signatures electronically) and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

c.	Continuation of the Warrant. Except as expressly modified by this Amendment, the Warrant shall continue to be and remain in full force and effect in accordance with its terms. Any future reference to the Warrant shall be deemed to be a reference to the Warrant as modified by this Amendment.

(signature pages follow)

IN WITNESS WHEREOF, the Company has caused this Amendment to be executed by its authorized signatory on the date first set forth hereinabove.

MOLEKULE GROUP, INC.

By:	/s/ Ryan Tyler
Name: Ryan Tyler
Title: Chief Financial Officer

[Signature page to the 2022 Warrant Amendment]

IN WITNESS WHEREOF, the Investor consents to this Amendment and has caused this acknowledgment and consent to this Amendment to be executed by its authorized signatory on the date first set forth hereinabove.

ARMISTICE CAPITAL MASTER FUND LTD.

By:	/s/ Steven Boyd
Name: Steven Boyd
Title: CIO of Armistice Capital, LLC, the Investment Manager

[Signature page to the 2022 Warrant Amendment]